Exhibit 99.1

From: Rick White (Media)
           414.221.4444
           rick.white@we-energies.com

          Colleen Henderson (Investors)
          414.221.2592
          colleen.henderson@we-energies.com

July 9, 2004

Wisconsin Energy Commences Modified Dutch Auction Tender Offer For Three Series Of Notes

MILWAUKEE -- Wisconsin Energy Corporation (NYSE: WEC) announced today that it has commenced a modified Dutch auction tender offer for up to $100 million aggregate principal amount of its 5.50% Senior Notes due December 1, 2008 (the "2008 Notes"), up to $150 million aggregate principal amount of its 6.50% Senior Notes due April 1, 2011 (the "2011 Notes"), and up to $50 million aggregate principal amount of its 6.20% Senior Notes due April 1, 2033 (the "2033 Notes"). The material terms of the tender offer are as follows:

Offer Amount	Title of Securities	Amount Outstanding	CUSIP Number	Minimum Spread	Maximum Spread	UST Reference Security	Bloomberg Ref. Page
$100,000,000	5.50% Senior Notes due December 1, 2008 (the "2008 notes")	$300,000,000	976657AD8	30 bps	60 bps	3.375% Notes due November 15, 2008	PX6
$150,000,000	6.50% Senior Notes due April 1, 2011 (the "2011 notes")	$450,000,000	976657AC0	65 bps	90 bps	5.000% Notes due February 15, 2011	PX6
$50,000,000	6.20% Senior Notes due April 1, 2033 (the "2033 notes")	$200,000,000	976657AG1	85 bps	105 bps	5.375% Notes due February 15, 2031	PX8

Wisconsin Energy is offering to purchase for cash up to the aggregate principal amount of each series of notes stated above, at a price (the "Purchase Price") per $1,000 principal amount that results, on the date of purchase, in a yield (the "Tender Offer Yield") to the applicable maturity date equal to the sum of (i) the yield to maturity of the reference security for that series of notes (the "Reference Yield"), plus (ii) a spread specified by the holders of the notes that is within the minimum and maximum spread for each series of notes, as set forth in the table above, as determined by the "modified Dutch auction" procedure described below, plus accrued and unpaid interest thereon to, but not including, the date of purchase. The Reference Yield and the resulting Tender Offer Yield and Purchase Price for each series of notes will be calculated in accordance with standard market practice and the methodology described in the Offer to Purchase dated July 9, 2004. The Reference Yields will be set at 2:00 p.m., Eastern time, on the first business day prior to the expiration time of the offer, as described below.

Under the "modified Dutch auction" procedure, for each series of notes, the company will accept notes validly tendered in the order of highest to lowest spreads (within the range set forth above) specified by the holders and will select the single highest spread so specified as the "Clearing Spread," to be added to the Reference Yield, that will enable the company to purchase the maximum aggregate principal amount of each series of notes specified above (or, if notes less than such maximum aggregate principal amount are validly tendered, all notes so tendered). For each series of notes, the company will pay the same Purchase Price for all notes validly tendered at or above the Clearing Spread and not withdrawn. If the aggregate amount of notes validly tendered at or above the Clearing Spread and not withdrawn exceeds the maximum aggregate principal amount to be purchased with respect to any series, then, subject to the terms and conditions of the offer, the company will accept for purchase, first, all notes validly tendered at spreads above the Clearing Spread and, thereafter, the notes validly tendered at the Clearing Spread on a prorated basis according to the principal amount of such notes. The company will make appropriate adjustments downward to the nearest $1,000 principal amount to avoid purchases of notes in principal amounts other than integral multiples of $1,000.

The offer is conditioned upon the closing of the sale of the company's WICOR Industries manufacturing business, which is currently expected to occur on or about July 31, 2004, and the satisfaction of certain general conditions. The offer is not conditioned on a minimum amount of notes being tendered in the offer.

The offer will expire at 12:00 midnight, Eastern time, on August 5, 2004, unless extended or earlier terminated. Notes tendered pursuant to the offer may be withdrawn at any time before the expiration time. Payment for tendered notes will be made in same-day funds promptly following the expiration time.

Goldman, Sachs & Co. is the Dealer Manager for the offer. Global Bondholder Services Corp. is the Depositary, Information Agent and Tender Agent.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the notes. The offer is made only by an Offer to Purchase dated July 9, 2004. Persons with questions regarding the offer should contact Goldman, Sachs & Co. at (800) 828-3182 or (212) 357-3019 or Global Bondholder Services Corp. at (866) 795-2200 or (212) 430-3774.

Wisconsin Energy Corporation (NYSE: WEC) is a Milwaukee-based Fortune 500 holding company with utility and non-utility subsidiaries. The company, through We Energies and its utility subsidiary, Edison Sault Electric Company, serves more than one million electric customers in Wisconsin and Michigan's Upper Peninsula and 980,000 natural gas customers in Wisconsin. We Energies is the trade name of Wisconsin Electric Power Company and Wisconsin Gas Company, the company's principal utility subsidiaries. Its non-utility businesses include energy development, pump manufacturing, recycling and renewable energy and real estate development. One of the Midwest's premier energy companies, Wisconsin Energy Corporation (www.WisconsinEnergy.com) has 9,000 employees, 62,000 shareholders and approximately $10 billion in assets.

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